Exhibit 3

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) 33.30029520-8

Publicly Held Company

MINUTES OF THE 132ND MEETING OF THE BOARD OF DIRECTORS HELD ON JULY 22, 2016

I. DATE, TIME AND PLACE OF THE MEETING: On the 22nd (twenty-second) day of July, 2016 at 4:00 p.m. at Praia de Botafogo No. 300, 11th floor, room 1101, Botafogo - Rio de Janeiro.

II. CALL: Effected by way of individual messages sent to the Board Members.

III. QUORUM AND PRESENCE: All members of the Board were present, signing below, with the meeting occurring via teleconference.

IV. PRESIDING: Chairman: Mr. José Mauro M. Carneiro da Cunha; Secretary: Sr. José Augusto da Gama Figueira.

V. AGENDA: (1) Assess shareholder Société Mondiale’s request for an Extraordinary General Shareholders’ Meeting.

VI. DELIBERATIONS: With respect to item (1) of the Agenda, Dr. José Mauro Mettrau Carneiro da Cunha reported on the result of the Extraordinary General Shareholders’ Meeting held on the present date and then gave the floor to the Company’s General Counsel to update the Board on the progress of the judicial reorganization. After debates, considering (i) that the company is a regulated company, regulated by ANATEL and the CVM and subject to the Brazilian Corporations Law, (ii) that the company has dispersed capital, which makes comprehensive and adequate information to the shareholders and to the market even more important, so that the shareholders can exercise their right to vote in an informed matter, including with respect to the regulatory consequences that can arise from corporate resolutions in which they will participate, notably the previously disclosed prior consent for the exercise of rights by new controlling shareholders (as such term is defined by the Company’s regulatory body) and the potential election of new members of the Board of Directors, as well as the removal of the current members, (iii) the difficulties that may be generated by a decision-making vacuum pending the obtainment of such prior consent and its impact on stability in conducting its business, which could lead

Oi S.A. – In Judicial Reorganization

Minutes of the 132nd Meeting of the Board of Directors

Held on July 22, 2016

to major obstacles and irreparable damage to the Company in the course of the ongoing Judicial Reorganization, (iv) the need for stability and certainty in their corporate decisions, (v) the current context of the judicial reorganization, where any transfer of control must also be approved by the Judiciary, given that there are social interests and creditors involved, justifying judicial review of the subject, as decided by the Judgment of the 7th Corporate Court, within the Oi Companies’ judicial reorganization: “ [...] any change of corporate control of the companies under reorganization – which constitutes a means of judicial reorganization provided for in Art. 50 of Law 11,101/2005- depends also, subject to the necessary assessment of that judgment, on the prior approval of the regulatory body […]” (fls. 90467 of the Judicial Reorganization Records) and (vi) the social interest, the Oi Board of Directors decided, unanimously, that before resolving upon the possible call of an extraordinary general shareholders’ meeting, the 7th Corporate Court of the District of the Capital of the State of Rio de Janeiro should be heard on the timeliness and propriety of the requested call, in order to fully comply with the abovementioned Judgment.

VII. CLOSING: There being no further business to discuss, the Chairman adjourned the Meeting, from which the minutes were drafted, read and approved and will be signed by all the members of the attending Board of Directors and the meeting’s presiding officers. Signatures: José Mauro M. Carneiro da Cunha - Chairman; Marcos Grodetzky; Ricardo Malavazi Martins; Thomas Reichenheim; Rafael Luís Mora Funes; André Cardoso de M. Navarro; Luís Maria Viana Palha da Silva; João Manuel Pisco de Castro; and Pedro Z. Gubert Morais Leitão.

Conforms to the original recorded in the Company’s own books.

Rio de Janeiro, July 22, 2016.

José Augusto da Gama Figueira

Secretary

Oi S.A. – In Judicial Reorganization

Minutes of the 132nd Meeting of the Board of Directors

Held on July 22, 2016